$250,000,000                                         FILED PURSUANT TO RULE 433

FLOATING RATE NOTES DUE 2011 (RE-OPENING)                   FILE NO. 333-132177

                                [CITIGROUP LOGO]


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Terms and Conditions:
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Issuer:                 Citigroup Inc.
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Ratings:                Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:             June 27, 2006
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Settlement Date:        June 30, 2006 (T+3 days)
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Maturity:               May 18, 2011
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Par Amount:             U.S.$250,000,000. Upon settlement, the notes will form
                        part of the same series as, and will be fungible with,
                        Citigroup's outstanding Floating Rate Notes due 2011
                        issued on May 18, 2006, and the aggregate principal
                        amount of this series of notes will be $1,750,000,000.
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Ranking:                Senior
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Coupon:                 Three-month USD LIBOR (Telerate) plus 0.09% per annum.
                        The interest rate for the current interest period is
                        5.2625% per annum.
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Public Offering Price:  99.8785% plus accrued interest from May 18, 2006 (43 days).
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Gross Fee:              0.250%
  Management Fee:         .025%
  Underwriting Fee:       .025%
  Sales Concession:       .200%
  Re-allowance:           .150%
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Purchase Price
to Managers:            99.6285%
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Net Proceeds
to Citigroup:           $250,467,641
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Interest Payment Dates: The 18th day of each February, May, August and November of each year, commencing August 18, 2006, with adjusted
                        modified following business day convention.
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Interest Rate
Determination Dates:    Two London business days prior to the start of each
                        Interest Payment Date.
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Day Count:              Actual/360
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Defeasance:             Applicable. Provisions of Sections 11.03 and 11.04 of
                        the Indenture apply.
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Redemption at
Issuer Option:          Only for tax purposes.
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Redemption for
Tax Purposes:           Applicable at issuer option if, as a result of changes
                        in U.S. tax law, withholding tax or information
                        reporting requirements are imposed on payments on the
                        notes to non-United States persons. Redemption as a
                        whole, not in part.
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Sinking Fund:           Not applicable.
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Listing:                Application will be made to list the notes on the
                        regulated market of the Luxembourg Stock Exchange. The
                        prior issuance of notes of this series have been listed
                        on that Exchange.
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Minimum
Denomination/Multiples: $ 100,000/ multiples of  $ 1,000 in excess thereof
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                                                     Principal Amount Purchased
                                                     --------------------------
Sole Book Manager:      Citigroup Global Markets Inc.    $ 237,500,000 (95.00%)
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Co-Managers:            SBK-Brooks Investment Corp.          $6,250,000  (2.5%)
                        Utendahl Capital Partners, L.P.      $6,250,000  (2.5%)
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

$250,000,000                                         FILED PURSUANT TO RULE 433

FLOATING RATE NOTES DUE 2011 (RE-OPENING)                   FILE NO. 333-132177

                                [CITIGROUP LOGO]


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CUSIP:                  172967 DL 2

ISIN:                   US172967DL26

Common Code:            025507134
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.